Exhibit 99.1

Veritiv Promotes Susan Salyer to

General Counsel and Corporate Secretary

ATLANTA (March 15, 2022) – Veritiv Corporation (NYSE: VRTV) announced today that Susan Salyer, Veritiv’s Senior Vice President and Chief Compliance and Sustainability Officer, will be promoted to General Counsel and Corporate Secretary, effective June 1, 2022. Ms. Salyer will succeed Mark Hianik, current Senior Vice President, General Counsel and Corporate Secretary, who announced plans to retire from Veritiv.

In her expanded role, Ms. Salyer will be responsible for Veritiv’s Legal and Corporate Security teams as well as her current Compliance and Sustainability oversight function. Susan joined Veritiv in 2012 and has held a variety of Legal and Compliance positions including Assistant General Counsel and Chief Compliance Officer. Ms. Salyer spearheaded Veritiv’s 2020 Corporate Social Responsibility Report and led the establishment of the company’s Sustainability Working Group. She is also responsible for leading Veritiv’s Diversity, Equity and Inclusion (DEI) initiative and serves as the Executive Sponsor for the Women’s Employee Resource Group.

“Susan has demonstrated the capacity to take on a wide range of responsibilities and works tirelessly and professionally to deliver outstanding results,” said Sal Abbate, Veritiv’s Chief Executive Officer. “She is passionate about empowering people and creating an inclusive environment where employees feel comfortable sharing ideas and working together towards a common goal. I am proud that we are able to promote a current employee into this role as it speaks to our ongoing employee development, intentional succession planning, and providing opportunities for team members to achieve their aspirations.”

“Mark was one of the first employees hired when the company was formed in 2014 and was instrumental in developing Veritiv’s legal, compliance, and corporate governance processes and procedures as a new public company,” added Abbate. “Mark’s pioneering work helped navigate Veritiv successfully to where we are today. We are truly appreciative of his excellent guidance, counsel, and support. I personally would like to thank Mark for his role in preparing me for the CEO role and making my transition as smooth as possible.”

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a full-service provider of packaging, JanSan and hygiene products, services and solutions. Additionally, Veritiv provides print and publishing products, and logistics and supply chain management solutions. Serving customers in a wide range of industries both in North America and globally, Veritiv has distribution centers throughout the U.S., Canada and Mexico, and team members around the world helping shape the success of its customers. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Veritiv Contacts:

Investors: Scott Palfreeman, 844-845-2136	Media: Jennifer Chapman, 770-391-8415